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                                                                  Exhibit (e)(4)


                                November 20, 2000

FirstName LastName
JobTitle
Company
Address1
City State PostalCode

Dear Mr. LastName:

              Willamette Industries, Inc. (which, together with its Subsidiaries, is referred to as the "Company"), considers the stability of its management and key employee group to be essential to the best interests of the Company and its shareholders. The Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control may arise and that the attendant uncertainty may result in the departure or distraction of management and other key personnel to the detriment of the Company and its shareholders.

              Accordingly, the Board of Directors of Willamette Industries, Inc. ("the "Board") has determined that appropriate steps should be taken to encourage members of the Company's management group and other key employees to continue as employees notwithstanding the future possibility of a Change in Control of the Company.

              In order to induce you to remain in the employ of the Company, this Agreement, which has been approved and authorized by the Board, sets forth the severance compensation which the Company agrees to pay to you in the event your employment with the Company is terminated subsequent to the occurrence of a Change in Control of the Company under the circumstances described below.

              Capitalized terms not otherwise defined in this Agreement have the meanings set forth in Section 14.

              1.  Agreement to Provide Services; Right to Terminate.
                  -------------------------------------------------

              (a)    Termination of Employment. Except as otherwise provided in
                     -------------------------
         paragraph (b) of this Agreement or in any written employment agreement between you and the Company, you are an "at will" employee and the Company or you may terminate your employment at any time. If, and only if, your employment terminates after a Change in Control of the Company, the provisions of this Agreement regarding the payment of severance compensation and benefits will apply. In all other events, this Agreement does not provide any additional severance compensation or benefits to you.

FirstName LastName                 -2-                       November 20, 2000

                (b)    Continuation of Services Subsequent to Certain Offers.
                       -----------------------------------------------------
        In the event a tender offer or exchange offer is made by a Person for more than 20 percent of the Company's Voting Securities, you agree that you will not leave the employ of the Company (other than as a result of Disability) and will render services to the Company in the capacity in which you then serve until such tender offer or exchange offer has been abandoned or terminated or a Change in Control has occurred. If, during the period you are obligated to continue in the employ of the Company pursuant to this Section 1(b), the Company reduces your compensation, your obligations under this Section 1(b) will automatically terminate.

                (c)    Obligations After Change in Control. While employed by
                       -----------------------------------
         the Company (or its successor) after a Change in Control, you agree to devote reasonable attention and time to the business and affairs of the Company and to use your reasonable best efforts to perform your responsibilities faithfully and efficiently, consistent with your past practice as an employee of the Company.

                2.  Term of Agreement. This Agreement commences on the date of
                    -----------------
this Agreement and will continue in effect until December 31, 2003; provided, however, that commencing on January 1, 2004, and each January 1 thereafter, the term of this Agreement will automatically be extended for one additional year unless at least 90 days prior to such January 1, the Company or you will have given notice that this Agreement will not be extended; and provided, further, that if a Change in Control of the Company occurs while this Agreement is in effect, this Agreement will automatically be extended for a period of three calendar years beyond the calendar year in which the Change in Control occurs. This Agreement will terminate if you or the Company terminates your employment prior to a Change in Control but such termination will be without prejudice to any remedy the Company may have for breach of your obligations, if any, under
Section 1(b).

                3. Effect of Termination Following Change in Control. In the
                   -------------------------------------------------
event your employment with the Company is terminated, whether by you or the Company, within 36 months following the date of occurrence of any event constituting a Change in Control (recognizing that more than one such event may occur in which case the 36-month period will run from the date of occurrence of each such event), you will be entitled to the following respective benefits:

                (a)   Disability. During any period that you are unable to
                      ----------
         perform your duties under this Agreement as a result of incapacity due to physical or mental illness, you will continue to receive your full base salary and benefits at the rate then in effect until the Date of Termination. In the event you are terminated by reason of Disability, after the Date of Termination, your benefits will be determined in accordance with the Company's long-term disability income plan (the "Disability Income Program"). If the Company's Disability Income Program is modified or terminated following a Change in Control, the Company will substitute another plan or program with benefits applicable to you substantially similar to those provided by the Disability Income Program prior to its modification or termination.

                (b)   Termination Upon Death. In the event of your death while
                      ----------------------
         an employee of the Company, the Company will pay to your estate your full base salary through the date

FirstName LastName                  -3-                      November 20, 2000

of your death at the rate in effect on the date the Change in Control occurs, together with all benefits, including death benefits, to which you are then entitled under Plans in which you are a participant, and the Company will have no further obligations to you under this Agreement.

                (c)   Termination for Cause or Without Good Reason. If your
                      --------------------------------------------
employment is terminated by the Company for Cause, or by you other than for Good Reason, the Company will pay you your full base salary through the Date of Termination at the rate in effect on the date the Change in Control occurs, together with all benefits to which you are then entitled under Plans in which you are a participant, and the Company will have no further obligations to you under this Agreement.

                (d)   Termination Without Cause or With Good Reason. If your
                      ---------------------------------------------
employment with the Company is terminated (other than for Disability or upon your death) by the Company without Cause or by you for Good Reason, then the Company will pay to you, upon demand, the following amounts (the "Severance Payments"):

                      (i) Your full base salary through the Date of Termination at the rate in effect on the date the Change in Control occurs, together with all benefits to which you are then entitled under the terms of all Plans in which you are a participant including, without limitation, all amounts due to you or accrued to your benefit, including benefits designated as Change in Control Benefits, under the Company's Supplemental Benefits Plan and 1993 Deferred Compensation Plan (the "Deferral Plans") which will be paid to you in the amounts and at the times specified in such Deferral Plans.

                      (ii) In lieu of any further salary payments to you for the periods subsequent to the Date of Termination, an amount of severance pay equal to 200 percent multiplied by the sum of (A) your annual base salary, at the rate in effect on the date the Change in Control occurs, plus (B) the average annual incentive compensation (if any) paid to you or accrued to your benefit (prior to any deferrals) in respect of the two fiscal years of the Company last ended prior to the fiscal year in which the Change in Control occurs, plus (C) the average annual matching contributions (if any) made by the Company on your behalf to the Company's Stock Purchase Plan and its 1993 Deferred Compensation Plan in respect of such two fiscal years.

                      (iii) A cash payment (the "Stock Award Cash-Out Payment")
                equal to (A) the sum of the differences between the Change in Control Price and the option price for each share covered by an Outstanding Option plus (B) the product of the Change in Control Price and the number of shares covered by Outstanding Restricted Stock Awards; provided, however, that payment of the Stock Award Cash-Out Payment is conditioned upon your surrender to the Company of all rights in the Outstanding Options and the Outstanding Restricted Stock Awards.

                      (iv) Reimbursement in full of all reasonable amounts paid or incurred by you for outplacement services in connection with obtaining other employment.

FirstName LastName                  -4-                      November 20, 2000

The amount of Severance Payments otherwise payable pursuant to this Agreement will be reduced by (A) amounts payable to you pursuant to any Plan providing severance benefits to the Company's salaried employees generally and (B) amounts payable to you (after any adjustment or reduction to reflect payments described in clause (A)) as salary continuation and incentive compensation pursuant to any employment agreement between you and the Company that is in effect as of the Date of Termination.

              (e)  Related Benefits.  Unless you die or your employment is
                   ----------------
terminated by the Company for Cause or Disability or by you other than for Good Reason, the Company will, for 24 calendar months after the Date of Termination, maintain in full force and effect for the continued benefit of you and your family all Benefit Plans in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such Benefit Plans; provided, however, that if you become eligible to participate in a benefit plan, program, or arrangement of another employer which confers upon you benefits substantially similar to those provided by one or more Benefit Plans, you will cease to receive benefits under this paragraph 3(e) in respect of such Benefit Plan or Plans. In the event that your participation in any Benefit Plan is barred by the provisions of such Benefit Plan, the Company will arrange to provide you with benefits substantially similar to those which you are entitled to receive under such Benefit Plan.

              4.   Additional Payment.
                   ------------------

              (a)      Gross-Up. In the event any portion of the Total Payments
                       --------
will be subject to the Excise Tax, the Company will pay you an additional amount (the "Gross-Up Payment") equal to (1) the Excise Tax imposed on you with respect to the portion of the Total Payments that constitutes an "excess parachute payment" (as that term is described in Section 280G(b)(1) of the Code)," plus
(2) all federal, state, and local income taxes and Excise Tax imposed on you with respect to the Gross-Up Payment.

              (b)      Determining Amount of Excise Tax. For purposes of
                       --------------------------------
determining whether any portion of the Total Payments will be subject to the Excise Tax and the amount of any Excise Tax:

                       (i) The entire amount of the Total Payments will be treated as an Excess Parachute Payment unless and to the extent, in the written opinion of Outside Tax Counsel, the Total Payments, in whole or in part, are not subject to the Excise Tax;

                       (ii) The value of any non-cash benefits or any deferred payments that are part of the Total Payments will be determined by the Company's independent accountants in accordance with the requirements of Sections 280G(d)(3) and 280G(d)(4) of the Code and any regulations promulgated under those sections.

              (c)      Determining Amount of Gross-Up Payment.  For purposes of
                       --------------------------------------
determining the amount of the Gross-Up Payment:

   FirstName LastName                -5-                   November 20, 2000


                (i) You will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals (including any applicable surtaxes and taking into account any applicable loss or reduction of deductions or exemptions) for the calendar year in which the Gross-Up Payment is to be made; and

                (ii) You will be deemed to pay state and local income taxes at the highest marginal rates of taxation applicable to individuals (including any applicable surtaxes and taking into account any applicable loss or reduction of deductions or exemptions) in the state and locality of your residence (or, if higher, in the state and locality in which you are employed by the Company as of the time of such payment) at the date the Gross-Up Payment will be made.

      (d)   Subsequent Adjustment - Repayment. In the event that the amount of
            ---------------------------------
Excise Tax you are required to pay is subsequently determined to be less than the amount taken into account under this Agreement, you agree that promptly after the amount of such reduction in Excise Tax is finally determined, you will repay to the Company, without interest, the amount of such reduction, plus the net federal income tax benefit, if any, you actually will receive (in the opinion of Outside Tax Counsel) as a result of making the repayment described in this Section 4(d).

      (e)   Subsequent Adjustment - Additional Payment. In the event that the
            ------------------------------------------
amount of Excise Tax you are required to pay is subsequently determined to exceed the amount taken into account under this Agreement, the Company will make an additional Gross-Up Payment in the manner set forth in this Section 4 in respect of such additional Excise Tax, plus any interest, additions to tax, or penalties payable by you with respect to the additional Excise Tax, promptly after the time that the amount can be reasonably determined.

      5. No Mitigation; No Setoff. You will not be required to mitigate the
         ------------------------
amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor, except as expressly set forth in this Agreement, will the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise. Except as otherwise expressly provided in
Section 14(f) of this Agreement relating to payments made to you pending resolution of a dispute regarding termination of your employment, the Company's obligation to make the payments to you provided for in this Agreement will not be affected by any setoff, counterclaim, recoupment, or other defense or claim which the Company may have against you.

      6. Notice. For the purposes of this Agreement, notices and all other
         ------
communications provided for in the Agreement must be in writing and will be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, if to the Company, addressed to it at 3800 Wells Fargo Tower, 1300 S.W. Fifth Avenue, Portland, Oregon 97201, Attention: Chief Executive Officer, and if to you, addressed to you at the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address will be effective only upon receipt.

     FirstName LastName              -6-                 November 20, 2000

        7. Successors; Binding Agreement.
           -----------------------------

        (a)      Successors and Assigns. This Agreement will inure to the
                 ----------------------
    benefit of, and be binding upon, any corporate or other successor or assignee of the Company which acquires, directly or indirectly, by merger, consolidation or purchase, or otherwise, all or substantially all of the business or assets of the Company. The Company agrees to require any such successor, by an agreement in form and substance reasonably satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

        (b)      Personal Representatives. This Agreement will inure to the
                 ------------------------
    benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees and any amounts payable to you in accordance with the terms of this Agreement after your death will be paid to your estate.

        8. Time of Payment; Estimated Payment. The Severance Payments and any
           ----------------------------------
applicable Gross-Up Payment provided for in this Agreement will be made to you not later than the 15th business day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company will pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments, and will pay the remainder of such payments (together with interest at the rate of 6 percent per annum) as soon as the amount of such payments can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess will constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate of 6 percent per annum).

        9. Miscellaneous. No provision of this Agreement may be modified,
           -------------
waived, or discharged unless such modification, waiver, or discharge is specifically approved by the Board and agreed to in a writing signed by you and the Chief Executive Officer or the Executive Vice President-Chief Financial Officer of the Company. No waiver by either party to this Agreement at any time of any breach by the other party of, or of compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the state of Oregon. All obligations of the Company to make payments or to provide benefits will be subject to all applicable payroll taxes, withholding, and reporting requirements. Any amounts not paid when due pursuant to any provision of this Agreement will bear interest at the rate of 6 percent per annum.

        10. Legal Fees and Expenses. The Company will pay or reimburse any
            -----------------------
reasonable legal fees and expenses you may incur in connection with any legal advice or legal action to enforce your rights under, or to defend the validity of, this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing your termination or in seeking

FirstName LastName                      -7-                   November 20, 2000


to obtain or enforce any right or benefit under this Agreement). The Company will pay or reimburse such legal fees and expenses on a regular, periodic basis upon presentation by you of a statement or statements prepared by your counsel in accordance with its usual practices.

        11. Validity.  The invalidity or unenforceability of any provision
            --------
of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

        12. Effect on Pooling. Notwithstanding any other provision of this
            -----------------
Agreement, no provision of this Agreement, and no benefit payable under this Agreement, will be effective if and to the extent necessary (as reasonably determined by the Board or a committee of the Board) to preserve "pooling of interest" financial accounting treatment of any business transaction.

        13. Payments During Controversy. Notwithstanding the pendency of
            ---------------------------
any dispute or controversy, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and installments of incentive compensation) and continue you as a participant in all Plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with the procedure described in
Section 14(f) in connection with the definition of Date of Termination. You will be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

        14. Definitions of Certain Terms.  For the purposes of this
            ----------------------------
Agreement, the terms defined below and used in this Agreement will have the following meanings:

        (a)      Benefit Plan. "Benefit Plan" means any plan, policy, or program
                 ------------
    of the Company (whether or not on an insured basis) providing medical, dental, health, disability income, life insurance or other death benefits, or similar types of benefits to employees of the Company. Benefit Plan does not include any plan or arrangement providing for vacation or severance pay, retirement benefits, bonuses or incentive compensation of any kind, or current or deferred salary or similar compensation.

        (b)      Cause.  Termination of your employment by the Company for
                 -----
    "Cause" means termination because, and only because, you committed an act of fraud, embezzlement, or theft constituting a felony, or an act intentionally against the interest of the Company which causes the Company material injury, or you have repeatedly failed, after written notice, to perform your responsibilities under this Agreement. Notwithstanding the foregoing, you will not be deemed to have been terminated for Cause unless and until there has been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct constituting Cause as defined above and specifying the particulars for such finding in detail.

FirstName LastName                      -8-                    November 20, 2000


        (c)      Change in Control.  A "Change in Control" of the Company means:
                 -----------------

                 (i) The acquisition by any Person (or by any group of Persons that would constitute a "group" for purposes of Section 14(d) and Rule 13d-5, as in effect on the date of this Agreement, under the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), other than a Person or group that acquires such beneficial ownership solely because such Person or group has voting power with respect to Voting Securities arising from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act (as in effect from time to time), of 20 percent or more of the combined voting power of the then outstanding Voting Securities; provided, however, that for purposes of this paragraph (i), the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company or a Subsidiary, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company,
        (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of paragraph (iii) below, or (E) any acquisition by any Person who is a party to an agreement (a "New Stand-Together Agreement") similar to the former Shareholder Stand-Together Agreement dated as of January 21, 1985 (the "Former Stand-Together Agreement"), which New Stand-Together Agreement (1) provides for unified action by Persons who have, or whose families have, historically held substantial amounts of the Company Shares in the event of a threatened change of control and (2) which has as parties at least ten shareholders of the Company who were parties to the Former Stand-Together Agreement, but only while such Person remains a party to such New Stand-Together Agreement; or

                (ii) Individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                (iii) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination") in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Securities outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent (66 2/3 percent if the Company is not the continuing or surviving

FirstName LastName                      -9-                    November 20, 2000


       corporation resulting from such Business Combination) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the earlier of the time of the execution of the initial agreement with respect to such Business Combination, or of the action of the Board providing for such Business Combination; or

                (iv) Approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

A Change in Control "occurs" on the date the Change in Control first occurs; provided, however, that if (A) your employment is terminated by the Company after an offer described in the first sentence of Section 1(b) of this Agreement is made, (B) it is reasonably demonstrated that your termination was at the request of a third party who is seeking to effect a Change in Control or otherwise occurred as a result of an anticipated Change in Control, and (C) a Change in Control in fact occurs within 120 days after your termination, then for purposes of determining your right to any severance compensation and benefits under this Agreement, your termination shall be deemed to have occurred after a Change in Control.

        (d)      Change in Control Price. "Change in Control Price" means the
                 -----------------------
greater of (i) the highest sale price for the Company Shares as traded on the New York Stock Exchange for the date of the Change in Control (of, if the Company Shares are not traded on such date, on the next preceding date on which the Company Shares were traded) or (ii) the total market value of the highest amount of consideration to be received for each Company Share by any shareholder of the Company in connection with the Change in Control.

        (e)      Company Shares.  "Company Shares" means the shares of the
                 --------------
Company's common stock, $.50 par value.

        (f)      Date of Termination.  "Date of Termination" means (i) if your
                 -------------------
employment is terminated by the Company for Disability, 30 days after Notice of

FirstName LastName                      -10-                   November 20, 2000



Termination is given (provided that you have not returned to the performance of your duties on a full-time basis during such 30-day period), and (ii) if your employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination will be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order, or decree of a court of competent jurisdiction (the time for appeal from such judgment, order, or decree having expired and no appeal having been perfected). In such event, your employment will nonetheless be terminated but you will continue to receive the payments described in Section 13 through the Date of Termination and the term of this Agreement will extend through the Date of Termination.

          If the dispute is resolved substantially in favor of the Company's position, you will repay the amount paid to you as base salary (without interest) and the Company may set your obligation to repay off against any amounts owing to you or to be paid on your behalf. You will not be obligated to repay or reimburse the Company for any non-cash benefits you received during such period. If the dispute is resolved without either party prevailing or if you prevail, you will have no obligation to repay any such amounts.

          (g)   Disability or Disabled. "Disability" or "Disabled" mean
                ----------------------
inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. You will be considered Disabled for purposes of this Agreement only:

               (i) Upon the Board's acceptance of a notice of Disability from you accompanied by evidence, satisfactory to the Board, that you are Disabled; or

               (ii) 30 days after written notice to you of the Board's determination (after notice to you and an opportunity to be heard before the Board) that you are Disabled.

          (h)   Exchange Act. "Exchange Act" means the Securities Exchange
                ------------
Act of 1934, as amended, as in effect on the date of this Agreement.

          (i)   Excise Tax.  "Excise Tax" means a tax imposed by Section 4999(a)
                -----------
of the Code, or any successor provision, with respect to "excess parachute payments" as described in Section 280(G)(b) of the Code.

           (j)  Good Reason.  Termination by you of your employment for "Good
                -----------
Reason" means termination based on any of the following:

                (i) A change in your status or position(s) with the Company, which, in your reasonable judgment, represents a demotion from your status or position(s) as in effect immediately prior to the Change in Control, or a change in your duties or responsibilities which, in your reasonable judgment, is inconsistent with such status or position(s), or any removal of you from, or any failure to reappoint or reelect you to, such position(s), except in connection with the termination of your

FirstName LastName                      -11-                   November 20, 2000





           employment for Cause or Disability or as a result of your death or termination by you other than for Good Reason.

                (ii) A reduction by the Company in your base salary as in effect immediately prior to the Change in Control.

                (iii) The failure by the Company to continue in effect any Plan in which you are participating at the time of the Change in Control (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the Change in Control.

                (iv) The failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy or actual practice as in effect immediately prior to the Change in Control.

                (v) The Company's requiring you to be based anywhere other than where your office is located immediately prior to the Change in Control except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the Change in Control.

                 (vi) The failure by the Company to obtain from any successor the assent to this Agreement contemplated by Section 7(a) of this Agreement.

                 (vii) Any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; and for purposes of this Agreement, no such purported termination will be effective.

                 (viii) Any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, prior to the Change in Control, you were permitted by the Board to attend to or engage in.

  (k)      Gross-Up Payment. "Gross-Up Payment" means a payment described in
           ----------------
Section 4 of this Agreement with respect to an Excise Tax.

  (l)      Notice of Termination. "Notice of Termination" means a written notice
           ---------------------
communicated by the Company to you or by you to the Company of termination of your employment with the Company. For purposes of this Agreement, Notice of Termination of your employment given by the Company must indicate the specific termination

FirstName LastName                      -12-                   November 20, 2000



provision in this Agreement relied upon, and must set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

    (m)      Other Agreement.  "Other Agreement" means a plan, arrangement, or
             ---------------
agreement pursuant to which an Other Payment is made.

    (n)      Other Payment. "Other Payment" means any payment or benefit payable
             -------------
to you in connection with a Change in Control of the Company pursuant to any plan, arrangement, or agreement (other than this Agreement) with the Company, a person whose actions result in such Change in Control, or any person affiliated with the Company or such person.

    (o)      Outside Tax Counsel. "Outside Tax Counsel" means Miller Nash LLP,
             -------------------
or in the event such counsel are unavailable by reason of conflict or for any other reason, another law firm in Portland, Oregon, selected by you that is reasonably satisfactory to the Company. The Company will not unreasonably withhold its approval of counsel selected by you as Outside Tax Counsel.

    (p)      Outstanding Options. "Outstanding Options" means all options to
             -------------------
purchase Company Shares granted to you under any plan or program of the Company that (i) are outstanding (and have not been exercised) as of the date of a Change in Control and (ii) are not exercised by you between the date on which the Change in Control occurs and the date the Stock Award Cash-Out Payment is made to you. For purposes of this Agreement, Outstanding Options include all options granted to you whether or not such options have vested or become exercisable as of the date of the Change in Control. Furthermore, options outstanding as of the date of a Change in Control (that are not subsequently exercised by you) will continue to be treated as Outstanding Options for purposes of this Agreement even if such options, by their terms, would otherwise terminate between the date of the Change in Control and the final settlement date of your Severance Benefits.

    (q)      Outstanding Restricted Stock Awards. "Outstanding Restricted Stock
             -----------------------------------
Awards" means all awards or grants to you of restricted stock made under the Company's Long Term Incentive Compensation Plan or under any similar plan or agreement that are outstanding and have not, by their terms, become fully vested and transferable as of the date of a Change in Control and are not sold or otherwise transferred by you after such date and before the Stock Award Cash-Out Payment is made to you.

    (r)      Person. "Person" means and includes any individual, corporation,
             ------
limited liability company, partnership, trust, group, association, or other "person," as such term is used in Section 13(d)(3) or 14(d) of the Exchange Act.

    (s)      Plan. "Plan" means any compensation plan such as a plan, program,
             ----
policy, or arrangement providing for incentive or deferred compensation, stock options, other stock or stock-related grants or awards, any employee benefit plan such as a thrift, investment, savings, pension, profit sharing, 401(k), medical, disability, long-term care,

FirstName LastName                      -13-                   November 20, 2000


  accident, life insurance, cafeteria, or relocation plan or any other plan, program, policy, or arrangement of the Company providing similar types of benefits to employees of the Company.

        (t)      Severance Payments. "Severance Payments" means the payments to
                 ------------------
be paid to you as described in Section 3(d) of this Agreement.

        (u)      Stock Award Cash-Out Payment. "Stock Award Cash-Out Payment"
                 ----------------------------
means a payment as described in Section 3(d)(iii) of this Agreement with respect to the Outstanding Options and the Outstanding Restricted Stock Awards.

        (v)      Subsidiary. "Subsidiary" means a corporation of which more than
                 ----------
50 percent of the outstanding voting stock is owned, directly or indirectly, by the Company, by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

        (w)      Total Payments.  "Total Payments" means all payments or
                 --------------
benefits payable to you in connection with a Change in Control of the Company, including Severance Payments under this Agreement and Other Payments.

        (x)      Voting Securities. "Voting Securities" means all issued and
                 -----------------
outstanding securities ordinarily having the right to vote at elections of the Company's directors, including without limitation the Company Shares.

                  If you accept and agree to the terms of this Agreement, kindly sign and return to the Company the enclosed copy of this Agreement, which will then constitute our agreement on this subject.

                                   Sincerely,

                                   WILLAMETTE INDUSTRIES, INC.



                                   By
                                      ------------------------------

Agreed to this _____ day
of ___________________, 2000.


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